NEWS RELEASE

CONTACT: PHIL FRANKLIN,
VICE PRESIDENT, OPERATIONS SUPPORT & CFO  (847) 391-0566


                    LITTELFUSE REPORTS FIRST QUARTER RESULTS

         DES PLAINES, ILLINOIS, APRIL 28, 2004 - Littelfuse, Inc.
(NASDAQ/NMS:LFUS) today reported sales and earnings for the first quarter of 2004.

         Sales for the first quarter of 2004 were $111.4 million, a 59% increase from sales of $70.0 million in the first quarter of 2003. Teccor Electronics, which was acquired on July 7, 2003, contributed $24.4 million in sales for the quarter. Excluding Teccor, sales for the first quarter of 2004 increased 24% compared to the prior year quarter. Diluted earnings per share were $0.43 in the first quarter of 2004 compared to $0.15 for first quarter of 2003.

         "As we reported in our mid-quarter update on March 2nd, sales and bookings continue to show strength across all geographies and all end markets," said Howard B. Witt, Chairman, President and Chief Executive Officer. "It is now clear that we are in the midst of a broad-based economic recovery, and we believe that our solutions selling strategy is beginning to contribute to top line growth. We have been pleased so far with our ability to ramp-up production to meet these higher demand levels and with the exceptional results from the integration of Teccor."

         By geographic segment, sales for the first quarter of 2004 increased 53% in the Americas, 57% in Europe and 70% in Asia, compared to the same period in the prior year. By market, sales for the first quarter of 2004 were up 100% for electronics, 15% for automotive and 6% for electrical compared to the first quarter of 2003. Excluding Teccor, sales for the first quarter of 2004 increased 35% for electronics, 15% for automotive and 6% for electrical. Favorable currency effects contributed three percentage points to the overall growth rate, with electronics and automotive benefiting three points and five points, respectively.

         "In our electronics business, the strength in Asian digital consumer products, which has been evident for over a year, has now been joined by improving markets in the U.S. and Europe, primarily related to recoveries in the telecom and industrial markets," said Witt. "Automotive sales are ahead of last year, due primarily to higher sales in North America to support a recall program for one of our large OEM customers and favorable currency effects in Europe. Our electrical sales are finally beginning to trend positive as the North American electrical market is showing early signs of recovery," added Witt.

         "Margins continue to improve, reflecting operating leverage on the higher sales, excellent progress on the Teccor integration, continued cost reductions in excess of price erosion and favorable currency effects," said Phil Franklin, Vice President, Operations Support and Chief Financial Officer. "On the other hand, free cash flow for the quarter was slightly negative due to working capital growth to support higher sales levels and approximately $4 million of cash spent for Teccor restructuring, which was charged against purchase accounting reserves," added Franklin.

         "As the recovery in our end markets progresses, we are taking the necessary steps to ensure we have capacity to meet even higher demand levels should they occur," said Franklin. "At the same time, we have initiated a series of projects to further consolidate and reduce costs in our global manufacturing and distribution operations. These programs are expected to generate substantial future cost savings, but will also have associated restructuring charges of approximately $3 million pre-tax, most of which will be incurred over the next two quarters," added Franklin.

Littelfuse will host a conference call today, Wednesday, April 28, 2004, at 12:00 p.m. Eastern/11:00 a.m. Central time to discuss the first quarter results. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through June 30, 2004, and can be accessed through the Web site listed above.


Littelfuse is a global company offering the broadest line of circuit protection products in the industry. In addition to its Des Plaines world headquarters, Littelfuse has manufacturing facilities in England, Ireland, Switzerland, Mexico, China and the Philippines, as well as in Des Plaines and Arcola, Illinois and Irving, Texas. It also has sales, engineering and distribution facilities in the Netherlands, Singapore, Hong Kong, Korea, Taiwan, Japan and Brazil.

For more information, please visit Littelfuse's web site at www.littelfuse.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.

CONTACT: Phil Franklin, Vice President, Operations Support & CFO (847) 391-0566

                                LITTELFUSE, INC.
                          SALES BY MARKET AND GEOGRAPHY
                              (Dollars in millions)


                               FIRST QUARTER
                      -------------------------------
                        2004        2003     % CHANGE
                      -------     -------    --------
MARKET
Electronics           $  50.1     $  37.2        35%
Automotive               28.2        24.6        15%
Electrical                8.7         8.2         6%
         Subtotal        87.0        70.0        24%
                      -------     -------        --
Teccor                   24.4           -         -
                      -------     -------        --

         TOTAL        $ 111.4     $  70.0        59%
                      =======     =======        ==





                         FIRST QUARTER
                   ----------------------------
                    2004       2003   % CHANGE
                   ------     ------  ---------
GEOGRAPHY
Americas           $ 53.2     $ 34.7        53%
Europe               20.9       13.3        57%
Asia Pacific         37.3       22.0        70%
                   ------     ------    ------

         TOTAL     $111.4     $ 70.0        59%
                   ======     ======    ======

                                LITTELFUSE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (unaudited)


                                                             For the Three Months Ended
                                                             --------------------------
............................................................    APRIL 3,     March 29,
............................................................      2004         2003
                                                               --------     --------
Net sales..................................................    $111,418       69,962
Cost of sales..............................................      71,613       46,884
                                                               --------     --------
Gross profit...............................................      39,805       23,078
Selling, general and administrative expenses...............      20,543       15,721
Research and development expenses..........................       3,181        1,934
Amortization of intangibles................................         339          192
                                                               --------     --------

Operating income...........................................      15,742        5,231

Interest expense...........................................         426          537
Other (income)/expense.....................................         307         (342)
                                                               --------     --------
Income before income taxes.................................      15,009        5,036

Income taxes...............................................       5,403        1,813
                                                               --------     --------
Net income.................................................    $  9,606     $  3,223
                                                               ========     ========

Net income per share:
    Basic..................................................    $   0.44     $   0.15
                                                               ========     ========
    Diluted................................................    $   0.43     $   0.15
                                                               ========     ========

Weighted average shares and equivalent shares outstanding:
    Basic..................................................      22,032       21,771
                                                               ========     ========
    Diluted................................................      22,388       21,821
                                                               ========     ========

                                LITTELFUSE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands, unaudited)


                                                          APRIL 3, 2004   January 3, 2004
                                                          -------------   ---------------
ASSETS:
Cash and cash equivalents..............................    $    23,895       $    22,128
Receivables, net.......................................         60,282            52,149
Inventories, net.......................................         54,430            52,598
Other current assets...................................         25,166            22,265
                                                           -----------       -----------

Total current assets...................................        163,773           149,140

Property, plant, and equipment, net....................         94,140            98,479
Intangible assets, net.................................         11,604            11,943
Goodwill...............................................         48,643            48,643
Other assets...........................................          2,945             3,365
                                                           -----------       -----------

........................................................    $   321,105       $   311,570
                                                           ===========       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities excluding current portion
    of long-term debt..................................    $    62,372       $    64,892
Current portion of long-term debt......................         18,685            18,496
                                                           -----------       -----------
Total current liabilities..............................         81,057            83,388
Long-term debt.........................................         10,155            10,201
Accrued post-retirement benefits.......................          5,301             4,564
Other long-term liabilities............................          1,233             1,215
Shareholders' equity...................................        223,359           212,202
                                                           -----------       -----------
    Shares issued and outstanding
                at April 3, 2004: 22,063,943...........    $   321,105       $   311,570
                                                           ===========       ===========

                                LITTELFUSE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands, unaudited)


                                                                 For the Three Months Ended
                                                                 --------------------------
                                                                   APRIL 3,     March 29,
                                                                     2004          2003
                                                                   --------     ---------
Operating activities:
Net income ...................................................     $  9,606      $  3,223
Adjustments to reconcile net income
     to net cash provided by operating activities:
     Depreciation ............................................        5,639         4,342
     Amortization ............................................          339           192
Changes in operating assets and liabilities:
     Accounts receivable .....................................       (8,221)       (2,335)
     Inventories .............................................       (2,370)       (2,497)
     Accounts payable and accrued expenses ...................         (410)          553
     Other, net ..............................................       (1,648)       (2,872)
                                                                   --------      --------
Net cash provided by operating activities ....................     $  2,935      $    606

Cash used in investing activities:
     Purchases of property, plant, and equipment, ............       (2,992)       (2,627)
     Sale of property, plant, and equipment...................            -         2,213
     Sale (purchase) of short term investments ...............            -        (1,597)
                                                                   --------      --------
     Net cash used in investing activities ...................       (2,992)       (2,011)

Cash provided by (used in) financing activities:
     Payments of long-term debt ..............................          (39)       (1,444)
     Proceeds from exercise of stock options and warrants ....        1,884           636
                                                                   --------      --------
     Net cash provided by (used in) financing activities .....        1,845          (808)

Effect of exchange rate changes on cash ......................          (21)          (23)
                                                                   --------      --------

Increase (decrease) in cash and cash equivalents .............        1,767        (2,236)
Cash and cash equivalents at beginning of period .............       22,128        27,750
                                                                   --------      --------
Cash and cash equivalents at end of period ...................     $ 23,895      $ 25,514
                                                                   ========      ========


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